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                                                                  EXHIBIT 10.103

July 18, 2007

Mr. Hank Jallos
505 Mckinley
Plymouth, MI 48170

Dear Hank:

Following is a summary of the terms of the settlement reached regarding your separation by mutual agreement from Compuware Corporation ("Compuware"), which occurred on July 10, 2007.

You will be paid your net salary through June 30, 2009 as pay in lieu of notice. It will be paid in semi-monthly payments in accordance with the Compuware payroll cycles on the 15th and last day of the month. Live checks will be mailed to your home on or near these dates, even if you had previously participated in Direct Deposit.

Your Medical, Vision, Dental, and Life Insurance coverage will cease as of midnight, July 15, 2007. All other Compuware benefits ceased as of 12:01 a.m. on July 10, 2007. As additional consideration, Compuware agrees to pay the COBRA premium (Medical, Vision, Dental and Health Flexible Spending Account) for you and your eligible dependents through July 31, 2007. Under Federal Law (COBRA), you have the right to continue your group health insurance at your own expense. A notice outlining your COBRA rights will be mailed to your home.

In addition, you have the right to convert your group life insurance to an individual policy at your own expense. You will receive life insurance conversion information from our insurance carrier via U.S. mail. To exercise this right, you must do so within thirty-one (31) days from your life insurance termination date of July 15, 2007.

You are entitled to receive your Long-Term Incentive Cash Award for FY '06 and FY '07 paid in accordance with the terms of the Executive Incentive Plan. You will not be entitled to any other payments other those previously mentioned.

All of your unvested stock options will continue to vest pursuant to the vesting periods set forth in the relevant Stock Option Agreements. Option shares that are vested must be exercised by you no later than the relevant expiration date set for in the same Stock Option Agreements. Other than the modifications set forth above, the terms of your stock options shall be governed pursuant to the relevant Stock Option Plan and Stock Option Agreement. In addition, you will notify the Compuware Legal Department of any transactions regarding the purchase or sell of Compuware stock for the six month period beginning July 10, 2007.

Please contact Brian Hendrick at 313-227-7212 to make arrangements to return your company vehicle or to assume the lease on the vehicle no later than July 31, 2007.

In addition, please submit all outstanding expenses for reimbursement to Thomas
M. Costello Jr. by August 31, 2007.

If you have any questions relating to other Human Resources benefits, please refer to the attached information sheet or call 1-866-CARE-879.

You are reminded that the terms of your Employee Agreement shall remain in full force and effect during the term in which Compuware continues to pay you your salary according to the terms of

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this letter. Additionally, you shall be required to refrain from making any disparaging statements against the company or any of its officers, directors or employees. Failure by you to abide by the terms of this paragraph will be deemed a breach by you and you shall forfeit your right to payment of your salary.

Please indicate your acceptance of the terms of this letter by signing both copies and returning one to my attention.

Hank, I would like to thank you for 20 years of exemplary service and unwavering commitment to Compuware. I wish you the best of luck in your future endeavors.

Sincerely,


/s/ Peter Karmanos, Jr.
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Peter Karmanos, Jr.
Chairman and Chief Executive Officer


Agreed to and Accepted by:


/s/ Hank Jallos
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Hank Jallos

Dated: July 23, 2007